UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 31, 2008

Migo Software, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-5278NY	94-3334052
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

555 Twin Dolphin Drive, Suite 650, Redwood City, California		94065
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	650-232-2600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

Migo Software, Inc. (the "Company") recognizes that it is in default under its secured debt owed to Vencore Solutions, LLC, on which there is a balance in excess of $1.725 million.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2008, Alex Mashinsky resigned from the board of directors of the Company. In his resignation, Mr. Mashinsky indicated disagreement with management on a number of issues. The Company disputes the basis of the purported dispute as Mr. Mashinsky did not previously raise the issues with respect to which he now complains.

On April 1, 2008, the Company also received the resignations of Mel Lavitt, Carmelo Santoro and Timothy Wallace from the Company’s Board and the resignation of Kathleen Browne from her position as interim chief financial officer of the Company.

Item 8.01 Other Events.

The Company has been unable to meet the conditions of the investor term sheet announced last week. As such, the term sheet has lapsed due to expiration of the specified acceptance period. The Company continues to consider its options, but it is unlikely that it will be able to continue operations in its present form.

To preserve its cash resources, the Company has decided not to file its annual report on Form 10-K at the current time. It is not known when this report will be filed, if at all.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Migo Software, Inc.

April 4, 2008	By:	/s/Kent Heyman

Name: Kent Heyman
Title: Chief Executive Officer